UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): June 13, 2018

Finisar Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-27999	94-3038428
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1389 Moffett Park Drive, Sunnyvale, CA 94089
(Address of principal executive offices, zip code)

(408) 548-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Compensatory Arrangements of Certain Officers.
On June 13, 2018, the Compensation Committee (the “Committee”) of the Board of Directors of Finisar Corporation (the “Company”) adopted an executive officer bonus program for the fiscal year ending April 28, 2019. Under the program, the target bonus for Michael Hurlston, the Company’s Chief Executive Officer, is 110% of his annual base salary, and the target bonuses for the other named executive officers participating in the program range from 60% to 75% of their annual base salaries. Bonuses for executives under the program will be calculated based on the Company’s financial performance during the fiscal year. The Committee also has discretion to adjust an executive’s bonus up to 150% of the calculated bonus based on the executive’s individual performance during the fiscal year. Bonuses awarded for fiscal year 2019 under the program will be paid 50% in cash and 50% in the form of an award of restricted stock units, with the number of units subject to the award determined by dividing the dollar amount of the stock portion of the bonus by the Company’s stock price on a date following the time the Committee determines the bonus amount and the award having a one-year vesting period thereafter.
The Committee also approved an amended and restated version of the Company’s Executive Retention and Severance Plan (the “Executive Plan”). Each of the named executive officers participates in the Executive Plan.
As amended, the Executive Plan provides that if an executive’s employment is terminated by the Company without Cause at any time prior to a Change in Control (as such terms are defined in the Executive Plan) or more than 18 months after a Change in Control, the executive would be entitled to receive as severance: (a) a payment equal to 12 months of the executive’s base salary; (b) reimbursement of the executive’s premiums for continued health and life insurance coverage for up to 12 months; and (c) 12 months of acceleration of the executive’s time-based equity awards from the Company (with vesting on a pro-rata basis for any partial vesting periods). In addition, if the executive has been employed with the Company for more than two years, the executive would receive an additional cash amount equal to the average of the executive’s annual bonuses for the preceding two years. In addition, any equity-based awards held by the executive that vest based on the Company’s stock price would accelerate as to a number of shares determined under the award based on the average closing stock price for the 10 trading days preceding the executive’s termination date (or, if greater, the minimum stock price level for any vesting of the award), and any other performance-based equity awards held by the executive will be subject to the provisions of the applicable award agreement. The executive’s vested options would generally remain exercisable for one year following the termination date (subject to the maximum term of the option).
In addition, the Executive Plan provides that if, on or within 18 months after a Change in Control, an executive’s employment is terminated by the Company without Cause or by the executive for Good Reason (as defined in the Executive Plan), the executive would be entitled to receive as severance: (a) a payment equal to 24 months of the executive’s base salary; (b) a payment equal to the executive’s target annual bonus amount most recently determined by the Committee; (c) reimbursement of the executive’s premiums for continued health and life insurance coverage for up to 24 months; and (d) full acceleration of the executive’s time-based equity awards from the Company. In addition, any equity-based awards held by the executive that vest based on the Company’s stock price and any other performance-based equity awards held by the executive will be subject to the provisions of the applicable award agreement. The executive’s vested options would generally remain exercisable for one year following the termination date (subject to the maximum term of the option).
In each case, the executive’s right to receive severance benefits under the Executive Plan is subject to the executive’s providing a release of claims in favor of the Company. If a Change in Control occurs and the executive’s employment is not terminated on the Change in Control in the circumstances described above, the executive would receive one year’s accelerated vesting of outstanding stock options (but not restricted stock unit awards) if the options are assumed by the acquiring or successor company.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 19, 2018	Finisar Corporation
By: /s/ Christopher E. Brown
Christopher E. Brown
Executive Vice President and Chief Counsel